Exhibit 99

Contact Info:    James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces 2015 Asset, Loan, Deposit and Net Income Growth of 13%, 11%, 14%, and 10%, Respectively
LOWELL, Mass., January 28, 2016 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announces net income for the year ended December 31, 2015 amounted to $16.1 million, an increase of $1.5 million, or 10%, compared to the year ended December 31, 2014. Diluted earnings per share were $1.55 for the year ended December 31, 2015, an increase of 8%, compared to the year ended December 31, 2014. Net income for the three months ended December 31, 2015 amounted to $4.7 million, an increase of $721 thousand, or 18%, compared to the same three-month period in 2014. Diluted earnings per share were $0.45 for the three months ended December 31, 2015, an increase of 15%, compared to the same three-month period in 2014.

As previously announced on January 19, 2016, the Company declared a quarterly dividend of $0.13 per share to be paid on March 1, 2016 to shareholders of record as of February 9, 2016. The 2016 dividend rate represents a 4.0% increase over the 2015 dividend rate.

Chief Executive Officer Jack Clancy commented, “2015 was a very strong year of growth. Total assets increased by $263 million, or 13%, loans increased by $187 million, or 11%, deposits (excluding brokered deposits) increased by $228 million, or 14%, and net income increased by $1.5 million, or 10%, over 2014. While the fourth quarter is traditionally a strong quarter for growth for the Company, the three months ended December 31, 2015 was an especially robust growth quarter for loans outstanding, comprising 37% of our full year 2015 loan growth. We are also very pleased that of our $228 million in deposit growth, $178 million was in low cost checking and savings accounts and $50 million was in money market and certificates of deposit accounts. Strategically, our focus as it always has been is on organic growth, steady and consistent local branch expansion, and continually planning for and investing in our future. In late December, we broke ground on what will be our 23rd branch on Route 101A in Nashua, NH. This will be our second branch in Nashua and sixth in Southern New Hampshire.”

Founder and Chairman of the Board George Duncan commented, “As noted by Jack, 2015 was a very strong growth year. Total assets under management surpassed $2 billion at March 31, 2011 and now exceed $3 billion. The fourth quarter of 2015 was also our 105th consecutive profitable quarter. While we are proud of our substantial growth last year, the true value of that growth is reflected in what it means for our customers. Along with strong customer service, the growth of our lending and deposit base ties directly to our ever advancing and progressive commercial lending, cash management, mobile banking, and overall state-of-the-art services. Since our founding, we have held true to our purpose to ‘help create successful businesses, jobs, opportunities, wealth, and vibrant, prosperous communities.’ The growth we have achieved furthers that purpose.”

Results of Operations
The Company’s 2015 growth contributed to increases in net interest income, non-interest expense and the allowance for loan losses as compared to 2014. This growth and other items impacting the Company’s net income are discussed further below.

Net interest income for the year ended December 31, 2015 amounted to $78.3 million, an increase of $7.1 million, or 10%, compared to the year ended December 31, 2014. Net interest income for the three months ended December 31, 2015 amounted to $20.7 million, an increase of $1.9 million, or 10%, compared to the same period in 2014. The increase in net interest income was due primarily to loan growth, partially offset by a decrease in tax equivalent net interest margin (“margin”). Average loan balances (including loans held for sale) increased $154.8 million for the year ended December 31, 2015 and $170.5 million for the three months ended December 31, 2015, compared to the same 2014 period averages. Margin was 3.97% for the year ended December 31, 2015, compared to 4.02% for the year ended December 31, 2014. Margin was also 3.97% for the quarter ended December 31, 2015, which is relatively consistent with the quarter ended September 30, 2015 at 3.95%. Margin was 4.01% for the quarter ended December 31, 2014.

For the years ended December 31, 2015 and December 31, 2014, the provision for loan losses amounted to $3.3 million and $1.4 million, respectively. The increase in the provision for the year ended December 31, 2015 was due primarily to additional specific reserves allocated to charge-offs and impaired commercial loans, in addition to commercial loan growth.  The majority of the 2014 charge-offs were previously allocated specific reserves on commercial relationships, which contributed to the lower provision for loan losses in 2014.
In determining the provision to the allowance for loan losses, management takes into consideration the level of loan growth and an estimate of credit risk, which includes such items as adversely classified and non-performing loans, the estimated specific reserves needed for impaired loans, the level of net charge-offs, and the estimated impact of current economic conditions on credit quality. Loan growth for the year ended December 31, 2015 was $187.4 million compared to $148.5 million during the year ended December 31, 2014. Total non-performing loans as a percentage of total loans declined to 0.74% at December 31, 2015, compared to 1.02% at December 31, 2014. The balance of the allowance for loan losses allocated to impaired loans amounted to $1.8 million at December 31, 2015, compared to $2.2 million at December 31, 2014. The Company recorded net charge-offs of $1.4 million for the year ended December 31, 2015, compared to $1.2 million for the year ended December 31, 2014.
The allowance for loan losses to total loans ratio was 1.56% at December 31, 2015 and 1.62% at December 31, 2014. The decline in the allowance ratio reflects the generally improving credit quality of the loan portfolio in the current period due, in part, to improved economic conditions.
Non-interest income for the year ended December 31, 2015 amounted to $15.0 million, an increase of $535 thousand, or 4%, compared to the year ended December 31, 2014 due primarily to an increase in net gains on the sales of investment securities. The year ended December 31, 2015 included gains on life insurance and gains on the sales of other real estate owned, partially offset by the net loss on the Company’s Capital Trust subsidiary due to the write-off of debt issuance costs related to the redemption of Trust Preferred Securities (Subordinated Debt), all of which are included in other income. Non-interest income for the three months ended December 31, 2015 amounted to $4.1 million, and was relatively flat compared to the same quarter last year. In the fourth quarter of 2015 compared to fourth quarter of 2014, the decrease in net gains on the sales of investment securities was partially offset by increases in income on bank-owned life insurance and other income, primarily gains on life insurance.

For the year ended December 31, 2015, non-interest expense amounted to $65.7 million, an increase of $3.7 million, or 6%, over the year ended December 31, 2014. Increases in expenses over the prior year primarily related to the Company’s strategic growth initiatives, including increases in salaries and benefits, occupancy costs, and technology and telecommunications expenses. Annual non-interest expense for 2015 was also impacted by an increase in other expenses due primarily to the prepayment fees associated with the redemption of the Trust Preferred Securities mentioned above. Non-interest expense for the quarter ended December 31, 2015 amounted to $16.7 million, and was relatively flat compared to the same quarter in the prior year. In the fourth quarter of 2015 compared to fourth quarter of 2014, the expenses related to the Company’s strategic growth initiatives included increases in salaries and benefits, occupancy costs, and technology and telecommunications expenses, while advertising decreased due primarily to the timing of corporate community events. Additionally, the fourth quarter of 2014 included costs in salaries and benefits expenses from the effect of discount rate changes on certain accrued benefit plans.

Key Financial Highlights

▪
Total assets amounted to $2.29 billion at December 31, 2015, compared to $2.02 billion at December 31, 2014, an increase of $263.3 million, or 13%. Since September 30, 2015, total assets have increased $90.2 million, or 4%.

▪
Total loans amounted to $1.86 billion at December 31, 2015, compared to $1.67 billion at December 31, 2014, an increase of $187.4 million, or 11%. Since September 30, 2015, total loans have increased $69.4 million, or 4%.

▪
Total deposits, excluding brokered deposits, were $1.91 billion at December 31, 2015, compared to $1.68 billion at December 31, 2014, an increase of $228.0 million, or 14%. Since September 30, 2015, total deposits, excluding brokered deposits, have increased $59.7 million, or 3%. Brokered deposits were $106.8 million at December 31, 2015, compared to $111.9 million at September 30, 2015 and $85.2 million at December 31, 2014.

▪
Investment assets under management amounted to $678.4 million at December 31, 2015, compared to $674.6 million at December 31, 2014, an increase of $3.8 million, or 1%. Since September 30, 2015, investment assets under management have increased $6.3 million, or 1%.

▪
Total assets under management amounted to $3.04 billion at December 31, 2015, compared to $2.76 billion at December 31, 2014, an increase of $274.2 million, or 10%. Since September 30, 2015, total assets under management have increased $98.9 million, or 3%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, and deposit and cash management services. The Company also offers investment advisory and wealth management, trust, and insurance services. The Company’s headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company’s primary market area is the greater Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 22 full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire towns of Derry, Hudson, Nashua, Pelham and Salem. The Company has also obtained the necessary regulatory approvals to establish its second branch in Nashua, NH and anticipates that the office will open in the second quarter of 2016.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by reference to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “plan,” and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, and the receipt of required regulatory approvals. For more information about these factors, please see our reports filed with or furnished to the Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents:
Cash and due from banks	$32,318	$30,044
Interest-earning deposits	19,177	10,102
Total cash and cash equivalents	51,495	40,146
Investment securities at fair value	300,358	245,065
Federal Home Loan Bank stock	3,050	3,357
Loans held for sale	1,709	2,371
Loans, less allowance for loan losses of $29,008 at December 31, 2015 and $27,121 at December 31, 2014	1,830,954	1,645,483
Premises and equipment	30,553	30,370
Accrued interest receivable	7,790	6,733
Deferred income taxes, net	14,111	12,852
Bank-owned life insurance	28,018	16,315
Prepaid income taxes	57	770
Prepaid expenses and other assets	11,780	13,110
Goodwill	5,656	5,656
Total assets	$2,285,531	$2,022,228
Liabilities and Stockholders’ Equity
Liabilities
Deposits	$2,018,148	$1,768,546
Borrowed funds	53,671	58,900
Subordinated debt	14,822	10,825
Accrued expenses and other liabilities	18,287	16,441
Accrued interest payable	276	566
Total liabilities	2,105,204	1,855,278
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 10,378,100 shares issued at December 31, 2015 (including 144,717 shares of unvested participating restricted awards) and 10,207,943 shares issued at December 31, 2014 (including 157,694 shares of unvested participating restricted awards)	104	102
Additional paid-in capital	61,015	57,130
Retained earnings	116,941	105,951
Accumulated other comprehensive income	2,274	3,767
Treasury stock (313 shares at December 31, 2015 and no shares at December 31, 2014), at cost	(7)	—
Total stockholders’ equity	180,327	166,950
Total liabilities and stockholders’ equity	$2,285,531	$2,022,228

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended December 31,		Year ended December 31,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Interest and dividend income:
Loans and loans held for sale	$20,408	$18,737	$77,946	$71,854
Investment securities	1,521	1,300	5,346	4,504
Other interest-earning assets	42	31	179	115
Total interest and dividend income	21,971	20,068	83,471	76,473
Interest expense:
Deposits	1,035	997	4,068	4,028
Borrowed funds	6	5	38	38
Subordinated debt	234	294	1,071	1,177
Total interest expense	1,275	1,296	5,177	5,243
Net interest income	20,696	18,772	78,294	71,230
Provision for loan losses	1,167	230	3,267	1,395
Net interest income after provision for loan losses	19,529	18,542	75,027	69,835
Non-interest income:
Investment advisory fees	1,182	1,167	4,750	4,618
Deposit and interchange fees	1,304	1,309	4,879	5,036
Income on bank-owned life insurance, net	195	100	553	413
Net gains on sales of investment securities	465	789	1,828	1,619
Gains on sales of loans	119	123	492	406
Other income	815	661	2,465	2,340
Total non-interest income	4,080	4,149	14,967	14,432
Non-interest expense:
Salaries and employee benefits	10,351	10,177	40,285	38,029
Occupancy and equipment expenses	1,824	1,634	7,308	6,515
Technology and telecommunications expenses	1,487	1,323	5,710	5,167
Advertising and public relations expenses	539	996	2,719	2,928
Audit, legal and other professional fees	480	401	1,785	1,695
Deposit insurance premiums	325	318	1,214	1,169
Supplies and postage expenses	252	277	988	1,053
Investment advisory and custodial expenses	91	143	328	552
Other operating expenses	1,358	1,377	5,395	4,923
Total non-interest expense	16,707	16,646	65,732	62,031
Income before income taxes	6,902	6,045	24,262	22,236
Provision for income taxes	2,181	2,045	8,114	7,585
Net income	$4,721	$4,000	$16,148	$14,651

Basic earnings per share	$0.46	$0.39	$1.56	$1.45
Diluted earnings per share	$0.45	$0.39	$1.55	$1.44

Basic weighted average common shares outstanding	10,366,646	10,175,645	10,323,016	10,118,762
Diluted weighted average common shares outstanding	10,438,854	10,279,099	10,389,934	10,209,243

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the year ended December 31, 2015	At or for the year ended December 31, 2014

BALANCE SHEET AND OTHER DATA
Total assets	$2,285,531	$2,022,228
Loans serviced for others	71,272	64,122
Investment assets under management	678,377	674,604
Total assets under management	$3,035,180	$2,760,954

Book value per share	$17.38	$16.35
Dividends paid per common share	$0.50	$0.48
Total capital to risk weighted assets*	10.70%	11.27%
Tier 1 capital to risk weighted assets*	8.66%	9.93%
Tier 1 capital to average assets*	7.73%	8.41%
Common equity tier 1 capital to risk weighted assets*	8.66%	N/A
Allowance for loan losses to total loans	1.56%	1.62%
Non-performing assets	$13,845	$17,997
Non-performing assets to total assets	0.61%	0.89%

INCOME STATEMENT DATA
Return on average total assets	0.76%	0.76%
Return on average stockholders’ equity	9.29%	9.20%
Net interest margin (tax equivalent)	3.97%	4.02%

* Capital ratios for 2015 are based on the Basel III regulatory capital framework implemented at the beginning of 2015.